Exhibit 4.1
BRASCAN CORPORATION

Management Share Option Plan

Established by the Board of Directors of Brascan Corporation on August 1, 1997,
with Amendments and Adjustments to November 3, 2004.

Table of Contents

Section	1	General Provisions
	1.1	Purpose	1
	1.2	Administration	1
	1.3	Interpretation	1
	1.4	Shares Reserved	2
	1.5	Non-Exclusivity	2
	1.6	Amendment and Termination	3
	1.7	Compliance with Legislation	3

Section	2	Options
	2.1	Grants	4
	2.2	Option Price	4
	2.3	Exercise of Options	4

Section	3	Approval and Amendments
	3.1	Approval	6
	3.2	Amendments	6

Brascan Corporation	Management Share Option Plan
Management Share Option Plan
Section 1: General Provisions
1.1	Purpose

The purpose of this Management Share Option Plan (the “Plan”) of Brascan Corporation (herein called the “Corporation”) is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) encouraging Eligible Persons to remain with the Corporation or its Subsidiaries; and (v) attracting new employees and officers.

1.2	Administration
(a)	The Plan shall be administered by the Board of Directors of the Corporation (the “Board”).

(b)	Subject to the limitations of the Plan, the Board shall have the authority: (i) to grant options (“Options”) to acquire Class A Limited Voting Shares of the Corporation (“Class A Shares”) to Eligible Persons; (ii) to determine the terms, limitations, restrictions and conditions upon such grants, including vesting, exercise and hold periods; (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.
1.3	Interpretation

For the purposes of this Plan, the following terms have the following meanings:
(a)	“Eligible Persons” means officers or employees of the Corporation, officers or employees of any Subsidiary or directors of the Corporation only in respect of options granted prior to November 5, 2003;

(b)	“Options” means options to acquire Class A Shares granted under the Plan;

(c)	“Participants” means Eligible Persons to whom Options have been granted;

(d)	“Subsidiary” means any company that is a subsidiary of the Corporation as defined in section 1(4) of the Securities Act (Ontario);

(e)	“Underlying Share” means a Class A Share issuable upon the exercise of an option; and

Brascan Corporation	Management Share Option Plan
(f)	“Vesting period” refers to any limitation imposed by the Board on when a granted option becomes vested and exercisable;

(g)	“Exercise period” refers to the maximum number of years established by the Board after the grant date during which a vested option may be exercised, and in no case will be more than 10 years from the date of the grant; and

(h)	“Hold period” refers to any limitation imposed by the Board on the minimum period during which a Class A share acquired by an Eligible Person pursuant to the exercise of an Option under this Plan must be hold prior to its sale.
Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Shares Reserved
(a)	All shares of the Corporation issued under the Plan shall be Class A Shares in the capital stock of the Corporation. Options may be granted in respect of authorized and unissued Class A Shares.

The maximum number of Class A Shares (“Specified Maximum”) that may be reserved for issuance for all purposes under the Plan shall be 18,000,000 Class A Shares. The Specified Maximum is subject to adjustment in accordance with the provision of the Plan.

The maximum number of Class A Shares that may be reserved for issuance to any one person under the Plan shall not exceed 5% of the outstanding Class A Shares (on a non-diluted basis) less the aggregate number of Class A Shares reserved for issuance to such person under any other share compensation arrangement, as such term is defined under the applicable rules of the Toronto Stock Exchange (the “TSX Ruling”), of the Corporation.

Any Class A Shares subject to an Option which has been granted under the Plan, which for any reason is cancelled or terminated without having been exercised, shall again be available for grants under the Plan. No fractional shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

(b)	In the event of any change in the outstanding Class A Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the Exercise Price of such options; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation, merger or consolidation of the Corporation with another corporation, or the payment of a special or extraordinary

Brascan Corporation	Management Share Option Plan
dividend, the Board may make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.
1.5	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

1.6	Amendment and Termination
(a)	The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required approval, including pre-clearance of such action by the Toronto Stock Exchange (the “Exchange”). No amendment shall be made without shareholder approval which shall (i) increase (except in accordance with the provisions of the Plan) the Specified Maximum such that the aggregate of the Specified Maximum and the maximum number of Class A Shares reserved for issuance pursuant to all of the Corporation’s other “share compensation arrangements”, as such term is defined under the TSX Rules could result, at any time, in the number of Class A Shares reserved for issuance under the Plan and all other “share compensation arrangements” of the Corporation exceeding 10% of the “outstanding issue”, as such term is defined under the TSX Rules; or (ii) materially increase the benefits accruing to Participants. No such amendments, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. In the event of termination of the Plan, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)	With the consent of the Participant affected thereby and subject to pre-clearance by the Exchange and regulatory approval, if any, the Board may amend or modify any outstanding Option provided that without shareholder approval no amendment shall be made which is equivalent to the establishment of a new Option, or which materially amends an Option held by an “insider”, as such term is defined under the TSX Rules.
1.7	Compliance with Legislation

The Board may postpone any exercise of any Option or the issue of any Underlying Shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the Class A Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or grant thereunder to sell or issue Class A Shares in violation of the law of any government having jurisdiction therein. In addition, the Corporation shall have no obligation to issue any Class A Shares pursuant to the Plan unless such Class A Shares shall have been duly listed, upon official notice of issuance, with a stock exchange on which such Class A Shares are listed for trading.

Brascan Corporation	Management Share Option Plan
Section 2: Options
2.1	Grants

Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of the Underlying Shares, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of the Underlying Shares may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2	Option Exercise Price

The Board shall establish the exercise price (the “Exercise Price”) or each Option at the time such Option is granted, which shall equal the closing price of a Class A Share on the Toronto Stock Exchange (the “TSX”) on the last trading day preceding the date of grant of such Option, and in all cases be not less than such amount required by applicable regulatory authorities from time to time.

The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) hereof.

2.3	Exercise of Options
(a)	The Board may determine when any Option shall become vested and exercisable and may determine that the Option shall be vested and exercisable in installments. Currently, granted Options vest as to 20% at the end of the first anniversary date after the grant and 20% at the end of each subsequent anniversary date up to and including the fifth anniversary date after the grant.

(b)	The Board may determine the maximum period following the grant date during which a vested Option may be exercised. Currently the exercise period is 10 years after the grant date. Options shall not be exercisable later than 10 years after the date of grant.

(c)	The Board may establish the minimum holding periods for Class A Shares acquired pursuant to the exercise of Options under the Plan for designated senior executives. Currently, the hold period for designated senior executives is one year from the date of exercise.

(d)	Subject to (a), (b) and (c) above, a vested option may be exercised at the election of a Participant. However, the method of exercise must be agreed upon by both the Participant and the Corporation, and must be one of the following two methods:
(i)	the purchase of the Underlying Shares at the Exercise Price under the terms of the Option (the “Purchase Feature”); or

(ii)	the receipt, without payment by the Participant, of an amount per Option equal to the difference between the Exercise Price of the Option and the price at which Trilon Securities Corporation, or such other securities dealer as designated by the Corporation, is able to sell the Underlying Shares in the capital markets, or otherwise, on the trading day that notice is given of the Exercise of the Option. The

Brascan Corporation	Management Share Option Plan
transfer cost incurred to issue the Underlying Shares will be deducted from the net proceeds payable to the Participant.
(e)	Except as otherwise determined by the Board: (i) in the event that a Participant ceases to be an Eligible Person for any reason other than death, retirement or disability, each of the Options held by the Participant shall cease to be exercisable after the date of termination of employment or ceasing to be a director; (ii) in the event of termination of employment or ceasing to be a director as a result of retirement, all of the Participant’s vested Options shall continue in force notwithstanding the termination of his or her employment or ceasing to be a director; (iii) in the event that an officer or employee who is a member of the Corporation’s pension plan ceases to be an officer or employee of the Corporation or any of its Subsidiaries by reason only of his or her early retirement under the provisions of the said pension plan or his or her retirement date as fixed from time to time by the said pension plan, or, with the consent of the committee appointed under the said pension plan for the administration thereof, at any time for reasons of sickness or disability as determined by such committee, the vested Options granted to the Participant shall continue in force notwithstanding the termination of his or her employment; and (iv) in the event of death, the legal representatives of a Participant may exercise the Participant’s vested Options within six months after the date of the Participant’s death to the extent such Options were by their terms vested and exercisable prior to the Participant’s death or within the period of six months following the Participant’s death; but for greater certainty no Option shall be exercisable after its stated termination date.

(f)	Each Option shall be confirmed by an agreement (an “Option Agreement”) executed by the Corporation and by the Participant.

(g)	If, as and when any Class A Shares have been duly issued upon the exercise of an Option and in accordance with the terms of such Option and the Plan and any regulations made hereunder, such Underlying Shares shall be conclusively deemed allotted as fully paid and non-assessable shares of the Corporation.

(h)	Options granted pursuant to the Plan may be assigned by the Participant to the Participant’s spouse (as defined in the Income Tax Act (Canada), a trust the trustee of which is the Participant and the beneficiaries of which are one or more of the Participants and the Participant’s spouse, minor children and or minor grandchildren, or a corporation controlled by the Participant (within the meaning of the Business Corporations Act (Ontario)), the shares of which are held directly or indirectly by the Participant, the Participant’s spouse, minor children and or minor grandchildren. Notwithstanding a permitted assignment under the Plan, an assigned Option shall be deemed, for the purposes of compliance with the policies of the Exchanges, to be held by the Participant to whom the Option was initially granted.

Brascan Corporation	Management Share Option Plan
Section 3: Approval and Amendments
3.1	Approval

The Plan was approved by the directors of the Corporation on August 1, 1997.

3.2	Amendments
(a)	The Plan was amended by the directors of the Corporation on February 12, 1998 to introduce a market growth feature for exercising options. Shareholder approval of this amendment was given at the Annual and Special Meeting of the Corporation held on April 30, 1998.

(b)	The Plan was amended by the directors of the Corporation on April 25, 2002 to revise the market growth provision.

(c)	The Plan was amended by the directors of the Corporation on November 5, 2003, to eliminate the market growth feature and to delete directors of the Corporation as eligible persons under the Plan except for options granted prior to that date.

(d)	The Plan was amended by the directors of the Corporation on February 11, 2004 to increase the number of Class A Shares that may be reserved under the Plan from 6,000,000 to 12,000,000. Shareholder approval of this amendment was given at the Annual and Special Meeting of the Corporation held on April 30, 2004.

(e)	Following the three-for-two split of the Corporation’s Class A Shares on June 1, 2004, the maximum number of Class A Shares that may be reserved under the Plan was adjusted from 12,000,000 to 18,000,000.

(f)	The Plan was amended by the directors of the Corporation on November 3, 2004 to clarify the Board’s right to establish vesting, exercise and hold periods and to specify the current practices in this regard.